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                                                                     EXHIBIT 1.3

[OL LOGO]   Notaries
                 OLIVEROS LARA
            Notaries 45 and 75

                           Atty. Rafael Oliveros Lara

                           Atty. Javier Oliveros Lara

                            THIRD OFFICIAL TRANSCRIPT

    Montes Urales No. 735 Col. Lomas de Chapultepec Mexico, D.F.- C.P. 11000
         Telephones: 5520-0661, 5520-0662 and 5520-0392- Fax: 5520-1200

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DOCUMENT. No. 55,871
BOOK No. 1,151

                            THIRD OFFICIAL TRANSCRIPT

OF THE DOCUMENT THAT CONTAINS THE OFFICIAL RECORD OF RESOLUTIONS REACHED OUTSIDE
               THE SHAREHOLDERS MEETING BY UNANIMOUS VOTE OF THE
         SHAREHOLDERS OF "INNOVA," LIMITED RESPONSIBILITY CORPORATION OF
                       VARIABLE CAPITAL------------------

RMOL*gdn

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[header on alternating pages:]

[LIC. RAFAEL MANUEL OLIVEROS LARA NOTARY PUBLIC FEDERAL DISTRICT MEXICO UNITED MEXICAN STATES SEAL]

         Notaries                                     Atty. Rafael Oliveros Lara
                OLIVEROS LARA
         Notaries 45 and 75  Mexico,                  Atty. Javier Oliveros Lara
                                Federal District

                 BOOK NUMBER ONE THOUSAND ONE HUNDRED FIFTY-ONE
             DOCUMENT FIFTY-FIVE THOUSAND EIGHT HUNDRED SEVENTY-ONE

IN MEXICO CITY, on the thirteenth day of the month of June of the year two thousand two, BEFORE ME, LICENTIATE RAFAEL MANUEL OLIVEROS LARA, Notary Public, Holder of Notary Number Forty-Five of this City, appears MRS. MARIA AZUCENA DOMINGUEZ COBIAN in her role as the Special Legal Representative of "INNOVA," A LIMITED RESPONSIBILITY CORPORATION OF VARIABLE CAPITAL [S. de R. L. de C.V.], and asks me to officially notarize and record Resolutions taken by unanimous vote of the shareholders outside the Shareholders Meeting of the aforementioned corporation on the date of May the tenth of the year two thousand two, and shows me the text in twelve pages written on one side; in accordance with desires of the person appearing, I officially notarize and record the aforementioned resolutions, which I transcribe below:

                          RESOLUTIONS BY UNANIMOUS VOTE
                             OF THE SHAREHOLDERS OF
                           INNOVA, S. DE R. L. DE C.V.

         The resolutions that appear below were adopted by unanimous consent, confirmed in writing, by the totality of the shareholders of INNOVA, S. DE R. L. DE C.V. in conformity with the provisions of Article Sixteen paragraph o) of the by-laws and they will take effect as of the 10th (tenth) day of May of 2002 (two thousand two).

                                   RESOLUTIONS

         FIRST. Special recognition was voted to Mr. Engineer Cristobal Rugama Maison, Engineer, deceased this past April the 14th (fourteenth), 2002 (two thousand two), who occupied the post of Executive Director General of the Corporation to express for the record the appreciation of the shareholders of his performance and brilliant service to the Corporation.

         SECOND. Mr. Pablo Abel Vazquez Oria, Engineer, was designated Executive Director General of the Corporation.

         THIRD. Mr. Carlos Ferreira Rivas, Engineer, was designated Executive Director of Finances and Administration of the Corporation.

         FOURTH. Resignations were accepted from Messrs. Guillermo Nava Gomez-Tagle, Guillermo Nunez Herrera, Humberto Villanueva Alvear, Chase Carey, Ken Bettsteller and Nicola Bramford from the positions they had been occupying on the Council of Managers.

         FIFTH. Series A Shareholders designate Messrs. Alexandre Moreira Penna da Silva and Pablo Abel Vazquez Oria to serve as Members of the Council of Managers and Messrs. Jose Antonio Lara del Olmo and Salvi Folch Viadero to serve as Alternate Members.

         SIXTH. Series B Shareholders designate Messrs. Romulo Pontual and Jacopo Bracco to serve as Members of the Council of Managers.

         SEVENTH. By virtue of the foregoing resolutions, the Council of Managers of INNOVA, S. de R. L. de C.V. is now made up in the following manner:

                              COUNCIL OF MANAGERS

              MEMBERS                                           ALTERNATES
                                       SERIES "A"
Emilio Fernando Azcarraga Jean     Chairman        Rafael Carabias Principe
Alexandre Penna da Silva           Treasurer       Jose Antonio Lara del Olmo

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Jose Antonio Baston Patino         Manager       Jorge Lutteroth Echegoyen
Pablo Abel Vazquez Oria            Manager       Salvi Folch Viadero
Alfonso de Angoitia Noriega        Prosecretary  Maria Azucena Dominguez Cobian
Juan Sebastian Mijares Ortega      Manager       Joaquin Balcarcel Santa Cruz

                                       SERIES "B"

Romulo Pontual                     Vice Chairman (To be designated later).
Paul Haggerty                      Manager       Paula Wardinski
Jacopo Bracco                      Manager       Michael Doodan
Lawrence Jacobs                    Manager       Emilio Carrillo Gamboa

         EIGHTH. Mssrs. Emilio Carrillo Gamboa and Michael Doodan were ratified as Secretary and Alternate Secretary, respectively, of the Council of Managers.

         NINTH. Mr. Alfonso de Angoitia Noriega and Mrs. Maria Azucena Dominguez Cobian were ratified as Prosecretary and Alternate Prosecretary, respectively, of the Council of Managers.

         TENTH. It was resolved that as of this date the Executive Committee of the Council of Managers shall be made up of the following persons:

                 EXECUTIVE COMMITTEE OF THE COUNCIL OF MANAGERS

                         MEMBERS                       ALTERNATES

                                 SERIES "A-1 (ONE)"

Emilio Fernando Azcarraga Jean  Chairman         Juan Sebastian Mijares Ortega
Alfonso de Angoitia Noriega                      Joaquin Balcarcel Santa Cruz
Pablo Abel Vazquez Oria                          Jose Antonio Lara del Olmo

                                 SERIES "B-1 (ONE)"

Romulo Pontual                  Vice Chairman    Emilio Carrillo Gamboa
Paul Haggerty                                    Paula Wardinski
Jacopo Bracco                                    Lawrence Jacobs

         ELEVENTH. The powers of the Executive Committee of the Council of Managers shall be the same as those that Article Eighteen of the By-Laws grants to the Council of Managers (except for the power to convoke shareholder meetings referred to in paragraph p). As to function, the provisions of Articles Seventeen, Eighteen, Twenty and Twenty-One of the By-Laws shall apply to the quorum for legal installation of the meetings of the Executive Committee, voting and adoption of the resolutions that the entity decides upon, with the exception that the Executive Committee shall be made up of four Members and as many as four Alternates designated by the Shareholder parties holding Series "A-1 (one)" shares plus three Members and as many as three Alternates designated by the Shareholder parties holding Series "B-1 (one)" shares.

         TWELFTH. Prior to this date, Members and Alternates of the Council of Managers, staff personnel and Members and Alternates of the Executive Committee of the Council of Managers expressed conformity with occupying the posts to which they were being proposed and swore to perform their duties faithfully.

         THIRTEENTH. A vote of appreciation is granted to Messrs. Guillermo Nava Gomez-Tagle, Guillermo Nunez Herrera, Humberto Villanueva Alvear, Chase Carey, Ken Bettsteller and Mrs. Nicola Bramford for all their outstanding efforts in the performance of their duties and they are held blameless of any responsibility that they may have incurred with regard to the Corporation.

         THIRTEENTH [sic]. The general and special powers granted by the Corporation in favor of Mr. C.P. Santiago Cantu Garza by means of document number 52,800 (fifty-two thousand eight hundred) dated March the 6th

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(sixth), 2000 (two thousand), notarized by the holder of Notary Public number 45
(forty-five) of the Federal District, Lic. Rafael Manuel Oliveros Lara, as well as the general and special powers granted by the Corporation in favor of Mssrs. Luis Ramon Maldonado Palomares and Jose Salazar-Llarregui Rufino by means of document number 54,914 (fifty-four thousand nine hundred fourteen) dated October the 3rd (third), 2001 (two thousand one), notarized by the holder of Notary Public number 45 (forty-five) of the Federal District, Lic. Rafael Manuel Oliveros Lara.

         FOURTEENTH. The persons listed below, who must observe the provisions in Article Twenty-One of the By-Laws, are designated as legal representatives of the Corporation with the powers stated:

         a) POWER is conferred TO DRAW, ISSUE, ACCEPT, ENDORSE, GRANT AND LIEN, or in any other manner sign credit instruments in conformity with Article Nine
(9) of the GENERAL LAW ON TITLES AND CREDIT OPERATIONS; as well as the power to grant bonds or guarantees of any class with respect to obligations contracted by the Corporation or with respect to titles issued or accepted by third parties, the facility having to be exercised in a joint manner with two signatures that correspond to any of the persons in GROUP "A" plus one signature that corresponds to any of the persons listed in GROUP "B." GROUP "A" is made up of the following persons: Mssrs. EMILIO FERNANDO AZCARRAGA JEAN, LAWRENCE JACOBS, PABLO ABEL VAZQUEZ ORIA, JACOPO BRACCO, ALFONSO DE ANGOITIA NORIEGA, ROMULO PONTUAL, JOSE ANTONIO BASTON PATINO, JUAN SEBASTIAN MIJARES ORTEGA, and ALEXANDRE MOREIRA PENNA DA SILVA. And GROUP "B" is made up of the following persons: Mssrs. JORGE AGUSTIN LUTTEROTH ECHEGOYEN, SALVI FOLCH VIADERO, RAFAEL CARABIAS PRINCIPE, JOAQUIN BALCARCEL SANTA CRUZ, and MRS. MARIA AZUCENA DOMINGUEZ COBIAN. These legal representatives, acting in the manner indicated above, shall have the power to confer general or special powers, overseeing the exercise of such power, as well as the power to revoke such power, on the understanding that the delegations of power that they grant with their facilities may not exceed the limits referred to in Article Twenty-One of the Corporate By-Laws.

         b) GENERAL POWER TO UNDERTAKE ACTS OF ADMINISTRATION, COURT APPEARANCES AND COLLECTIONS to be exercised jointly or separately is granted to the following: MSSRS. EMILIO FERNANDO AZCARRAGA JEAN, LAWRENCE JACOBS, PABLO ABEL VAZQUEZ ORIA, JOSE ANTONIO BASTON PATINO, ROMULO PONTUAL, JORGE AGUSTIN LUTTEROTH ECHEGOYEN, JACOPO BRACCO, JUAN SEBASTIAN MIJARES ORTEGA, ALEXANDRE MOREIRA PENNA DA SILVA., SALVI FOLCH VIADERO, RAFAEL CARABIAS PRINCIPE, JOAQUIN BALCARCEL SANTA CRUZ, AND MRS. MARIA AZUCENA DOMINGUEZ COBIAN, with all the general powers and including any those cases that require a special power or clause in conformity with the law, under the terms of the first two paragraphs of Article Two Thousand Fifty-four, Article Two Thousand Five Hundred Seventy-four, Article Two Thousand Five Hundred Seven (except for the powers to absolve and articulate positions and implement the cession of goods set forth in Parts IV and V) and Article Two Thousand Five Hundred Ninety-three of the CIVIL CODE in effect for the Federal District and its correlatives in the location in which the power may come to be exercised, so that they may represent the Corporation in dealings with all classes of physical or corporate entities or authorities of any order and degree, whether municipal, local or federal, tax, judicial, civil, criminal or administrative and in relation to labor or any other aspect, being able to initiate and desist from all types of legal judgments, actions and procedures, whether civil, mercantile, criminal, administrative, contentious or labor in nature, including appeals to superior courts and desisting from such an appeal, compromising, receiving payments, presenting positions, bidding and raising bids in auctions, commitments to arbitration, initiating and persisting in suits, incidents, appeals both regular and extraordinary, challenging, accepting denunciations, complaints and criminal accusations and granting the pardon referred to in Article Ninety-three of the CRIMINAL CODE in effect in the Federal District and its correlatives in the location in which the power may come to be exercised, coming to the defense of a civil party with the Public Ministry [i.e. Department of Justice], as well as to petition compensation for damages arising from a crime, being authorized to sign any public or private documents that may be appropriate for proper compliance with the present powers.

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         These legal representatives are empowered individually to grant general or special powers, within the powers with which they are invested, overseeing the exercise of such powers, as well as revoking them as necessary; on the understanding that the powers they delegate may not exceed the limitations referred to in Article Twenty-One of the Corporate By-Laws.

         c) GENERAL POWER TO UNDERTAKE ACTS OF ADMINISTRATION is granted to the following persons: MSSRS. MIGUEL GUTIERREZ CERVANTES, CARLOS FERREIRO RIVAS, GUILLERMO SANCHEZ PADILLA, JORGE TODD ALVAREZ, MARCO ANTONIO SAUCEDO SALAZAR, RICARDO LEOPOROWSKY RAMOS AND RAMON OROZCO ORRICO, with all the general powers and including any those cases that require a special power or clause in conformity with the law, under the terms of the second paragraph of Article Two Thousand Fifty-four of the Civil Code in effect for the Federal District and its correlatives in the location in which the power may come to be exercised, subject to the following:

         (i) Acting jointly, any two of the legal representatives may undertake operations the amount of which does not exceed the sum of US$ 100,000.00 (One hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency; and

         (ii) Acting in conjunction with Mr. PABLO ABEL VAZQUEZ ORIA, any one of the legal representatives may undertake operations the amount of which does exceed the sum of US$ 100,000.00 (One hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency but does not exceed the sum of US$ 500,000.00 (Five hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency.

         These legal representatives thus instituted may not delegate the powers conferred on them and they shall proceed in the exercise of the present power under the terms that they judge most appropriate to the interests of the empowering Corporation.

         d) POWER is conferred TO DRAW, ISSUE, ACCEPT, ENDORSE, GRANT AND LIEN, or in any other manner sign credit instruments in conformity with Article Nine
(9) of the GENERAL LAW ON TITLES AND CREDIT OPERATIONS; as well as the power to grant bonds or guarantees of any class with respect to obligations contracted by the Corporation or with respect to titles issued or accepted by third parties, to MSSRS. PABLO ABEL VAZQUEZ ORIA, CARLOS FERREIRO RIVAS and GUILLERMO SANCHEZ PADILLA. That power shall have to be exercised jointly, requiring the signatures of two of the empowered representatives, subject to the limitation that the empowered representatives may only undertake operations the amount of which does not exceed the sum of US$ 100,000.00 (One hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency. Nevertheless, the empowered representatives acting in the manner established may undertake operations that do exceed the aforesaid sum when such operations are related to: (i) payments for advertising; (ii) the acquisition of decoding equipment, receptor antennas and other equipment for installation in the domiciles of the subscribers of the Corporation or its business affiliates; (iii) payments for telephone services; (iv) payments related to services relocating antennas; (v) payments to programmers and the acquisition of all classes of content for transmission; (vi) payments for the concept of satellite rental; and (vii) other matters considered by the Council of Managers of the Corporation as pertaining to the ordinary course of business.

         e) MSSRS. CARLOS FERREIRO RIVAS, GUILLERMO SANCHEZ PADILLA, FORTINO GARDUNO VALDEZ, MIGUEL GUTIERREZ CERVANTES and Mrs. MARIA AZUCENA DOMINGUEZ COBIAN are granted a SPECIAL POWER so that they can accept and respond to summonses, sign initial and final

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visit records, receive official communications, sign declarations of Value Added
Tax and Income Tax, notices of increases and decreases, sign declarations of the payment of fees that are required in dealing with the various government agencies, whether federal, state or municipal; as well as in order to comply with any other type of fiscal obligation that may arise and to deal with the procedures involved with the Secretary of the Treasury and Public Credit and with the Tax Authorities of the Federation, the States, the municipal governments and the Federal District, including autonomous fiscal agencies or agencies to resolve administrative disputes, whether they pertain to the Federation, the States, or the municipalities, in terms of Article Eighteen
First Paragraph, Articles Nineteen, Thirty-One, One Hundred Twenty-Two, Two Hundred and other related Articles of the Federation Tax Code, as well as Article Fourteen of the Federation Tax Code Regulations and the correlatives of those texts in the Laws of the Treasury Secretariat and the Tax Codes of the States and the Federal District, and Article Eight of the Law of Habeas Corpus. The empowered representatives may request tax refunds when acting in conjunction with and using the signature of any of the following: Mssrs. PABLO ABEL VAZQUEZ ORIA, JUAN SEBASTIAN MIJARES ORTEGA, ALEXANDRE MOREIRA PENNA DA SILVA, JORGE AGUSTIN LUTTEROTH ECHEGOYEN, JOAQUIN BALCARCEL SANTA CRUZ or JOSE ANTONIO LARA DEL OLMO.

         Within the specialization of the present power, the empowered representatives shall enjoy the broadest of powers for pleas, collection and acts of administration under the terms of the first two paragraphs of Article Two Thousand Five Hundred Fifty-Four (2,554) of the Civil Code in effect for the Federal District and its correlatives in the other States of the Republic of Mexico in which the power may come to be exercised, with all the general powers and including the special powers that may require a special power or clause in accordance with the law.

         The empowered representatives may delegate the powers conferred on them, overseeing their exercise, and revoke the substitutions that they make.

         f) Mssrs. PABLO ABEL VAZQUEZ ORIA, JUAN SEBASTIAN MIJARES ORTEGA, LAWRENCE JACOBS, ALEXANDRE MOREIRA PENNA DA SILVA, ROMULO PONTUAL, JORGE AGUSTIN LUTTEROTH ECHEGOYEN and JACOPO BRACCO, with "A" signatures, and Mssrs. CARLOS FERREIRO RIVAS and GUILLERMO SANCHEZ PADILLA, with "B" signatures, are granted a SPECIAL POWER that must be exercised in conjunction with two "A" signatures or with one "A" signature in conjunction with a "B" signature. Those thus empowered, acting in that manner, may request the opening of current accounts, checking accounts, securities or credits at any credit institution in the name of the Corporation, making deposits and carrying out credit operations in such accounts and disposing of the funds and amounts by payment orders and transfers, checks and any other documents of disposition; they may also designate persons authorized to draw from the accounts and cancel such accounts when they find it appropriate. Those thus empowered may also release, negotiate, discount, endorse, accept, constitute a lien, collect and pay letters of exchange, promissory notes, insurance policies, checks and other draft or credit documents of a commercial or financial nature and protest such documents for lack of acceptance or payment.

         Those thus empowered, acting in the manner stated above, may designate persons empowered to draw against current accounts, securities, credit and investment accounts and from Corporate checks and in order to pay such accounts when they deem it appropriate. Such a designation may not devolve upon a single person, since such powers must always be exercised by two empowered representatives acting in conjunction.

         g) A SPECIAL POWER is granted indistinctly to MSSRS. PABLO ABEL VAZQUEZ ORIA, CARLOS FERREIRO RIVAS and MIGUEL GUTIERREZ CERVANTES to endorse as owner and/or to seek payment of the promissory notes that each subscriber must sign on contracting and/or modifying the service.

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         Within the specialization of the power, those empowered shall enjoy the broadest of powers TO ENDORSE credit titles in conformity with the provisions of Article Nine (9) of the GENERAL LAW OF CREDIT TITLES AND OPERATIONS.

         These empowered representatives instituted may not delegate the powers conferred on them and they shall proceed in the exercise of the present power in the terms that they judge most appropriate to the interests of the empowering Corporation.

         FIFTEENTH. Mssrs. Emilio Carrillo Gamboa, Juan Sebastian Mijares Ortega and Mrs. Maria Azucena Dominguez Cobian are designated as special representatives to appear indistinctly in the name and representation of the Corporation before the Notary Public of their choice for the purpose of requesting and granting the partial or total official notarization of the present resolutions, as well as to issue the simple or certified copies of the resolutions that may be requested of them.

         The present Unanimous Consent in writing may be prepared in one or more copies, each one of which shall constitute an original and all in conjunction shall constitute a single instrument.

         APPROVED:
         SKY DTH, S. de R.L. de C.V.
         by: Julio Barba Hurtado (signed)
         Efren Yaber Jimenez (signed)
         News DTH (Mexico) Investment Limited
         by: Arthur M. Siskind
         Liberty Mexico DTH, Inc.
         by: Charles Y. Tanabe

         I add a photocopy of the related resolutions, which I swear agrees faithfully with the original document, which I have had in my possession, to the Appendix in the dossier that corresponds to this document and under the letter "A."

                  NATIONAL REGISTRATION OF FOREIGN INVESTMENTS

         In compliance with the provisions in Articles Thirty-Two and Thirty-Four of the Foreign Investment Law, the person appearing showed me the Request for Registration of the "INNOVA" CORPORATION, A LIMITED RESPONSIBILITY CORPORATION WITH VARIABLE CAPITAL in the National Registry of Foreign Investments on May twenty-ninth of the year two thousand two at folio number one hundred eight thousand two hundred fifteen diagonal fifteen thousand eight hundred fourteen, issued by the General Directorate of Foreign Investment.

         I add a photocopy of the document mentioned above to the Appendix in the dossier that corresponds to this document and under the letter "B."

         Having expressed the foregoing the person appearing agreed to the following:

                                     CLAUSES

         FIRST. Mrs. MARIA AZUCENA DOMINGUEZ COBIAN, in her role as Special Legal Representative for the resolutions taken by unanimous vote of the Shareholders of the "INNOVA" CORPORATION, A LIMITED RESPONSIBILITY CORPORATION WITH VARIABLE CAPITAL, officially notarized the aforementioned resolutions for all legal effects to which they may be subject on May tenth of the year two thousand two.

         SECOND. By means of this instrument, the "INNOVA" CORPORATION, A LIMITED RESPONSIBILITY CORPORATION WITH VARIABLE CAPITAL, represented by its Special Legal Representative, Mrs. MARIA AZUCENA DOMINGUEZ COBIAN, formalizes the following: the DESIGNATION of Mr. PABLO ABEL VAZQUEZ ORIA as EXECUTIVE DIRECTOR GENERAL of the Corporation, the DESIGNATION of

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Mr. CARLOS FERREIRO RIVAS (ENGINEER) as EXECUTIVE DIRECTOR of FINANCES AND
ADMINISTRATION, the ACCEPTANCE of the RESIGNATIONS presented by Mssrs. GUILLERMO NAVA GOMEZ-TAGLE, GUILLERMO NUNEZ HERRERA, HUMBERTO VILLANUEVA ALVEAR, CHASE CAREY, KEN BETTSTELLER AND NICOLA BRAMFORD from the posts that they had been occupying on the Council of Managers of the Corporation, the DESIGNATION of Messrs. ALEXANDRE MOREIRA PENNA DA SILVA AND PABLO ABEL VAZQUEZ ORIA as Members and MESSRS. JOSE ANTONIO LARA DEL OLMO AND SALVI FOLCH VIADERO as Alternate Members of the Council of Managers for Series "A" shareholders; the DESIGNATION of Messrs. ROMULO PONTUAL and JACOPO BRACCO as Members of the Council of Managers for Series "B" shareholders; it also formalizes the RATIFICATION of Messrs. Emilio Carrillo Gamboa and MICHAEL DOODAN as Secretary and Alternate Secretary of the COUNCIL OF MANAGERS, respectively; it also formalizes the RATIFICATION of Messrs. ALFONSO DE ANGOITIA NORIEGA and MRS. MARIA AZUCENA DOMINGUEZ COBIAN as PROSECRETARY and ALTERNATE PROSECRETARY of the Council of Managers, respectively, in conformity with the first and thirteenth resolutions, taken in relation to the resolutions that had been transcribed in the present document, the Council of Managers and the Executive Committee of the Council of Managers, is now made up in the following manner:

                               COUNCIL OF MANAGERS

                  MEMBERS                            ALTERNATES

                                     SERIES "A"

Emilio Fernando Azcarraga Jean  Chairman          Rafael Carabias Principe
Alexandre Penna da Silva        Treasurer         Jose Antonio Lara del Olmo
Jose Antonio Baston Patino      Manager           Jorge Lutteroth Echegoyen
Pablo Abel Vazquez Oria         Manager           Salvi Folch Viadero
Alfonso de Angoitia Noriega     Prosecretary      Maria Azucena Dominguez Cobian
Juan Sebastian Mijares Ortega   Manager           Joaquin Balcarcel Santa Cruz

                                     SERIES "B"

Romulo Pontual                  Vice Chairman     (To be designated later).
Paul Haggerty                   Manager           Paula Wardinski
Jacopo Bracco                   Manager           Michael Doodan
Lawrence Jacobs                 Manager           Emilio Carrillo Gamboa

                 EXECUTIVE COMMITTEE OF THE COUNCIL OF MANAGERS

                       MEMBERS                          ALTERNATES

                               SERIES "A-1 (ONE)"

Emilio Fernando Azcarraga Jean  Chairman          Juan Sebastian Mijares Ortega
Alfonso de Angoitia Noriega                       Joaquin Balcarcel Santa Cruz
Pablo Abel Vazquez Oria                           Jose Antonio Lara del Olmo

                               SERIES "B-1 (ONE)"

Romulo Pontual                  Vice Chairman     Emilio Carrillo Gamboa
Paul Haggerty                                     Paula Wardinski
Jacopo Bracco                                     Lawrence Jacobs

         THIRD. By means of this instrument, the "INNOVA" CORPORATION, A LIMITED RESPONSIBILITY CORPORATION WITH VARIABLE CAPITAL, represented by its Special Legal Representative, Mrs. MARIA AZUCENA DOMINGUEZ COBIAN, formalizes the REVOCATION of the POWERS that are mentioned below in

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         conformity with resolution thirteen, taken in relation to the resolutions that had been transcribed in the present document, a revocation of the powers mentioned below:

         a) The general and special powers granted in favor of PUBLIC ACCOUNTANT SANTIAGO CANTU GARZA by means of document number fifty-two thousand eight hundred dated March six, two thousand, notarized by me.

         b) And the general and special powers granted in favor of Mssrs. LUIS RAMON MALDONADO PALOMARES and JOSE SALAZAR-LLARREGUI RUFINO by means of document number fifty-four thousand nine hundred fourteen notarized by me on October three of the year two thousand one.

         FOURTH. By means of this instrument, the "INNOVA" CORPORATION, A LIMITED RESPONSIBILITY CORPORATION WITH VARIABLE CAPITAL, represented by its Special Legal Representative, Mrs. MARIA AZUCENA DOMINGUEZ COBIAN, in the terms of Article Ten of the General Law of Mercantile Corporations, formalizes the GRANTING OF POWERS mentioned below, in conformity with resolution fourteen paragraphs a), b), c), d), e), f) and g) taken in relation to the resolutions that have been transcribed in this document, powers that are conferred with the faculties that are mentioned below in favor of the following persons WHO IN THE EXERCISE OF THEIR POWERS SHALL OBSERVE THE PROVISIONS IN ARTICLE TWENTY-ONE OF THE CORPORATE BY-LAWS:

         a) POWER is conferred TO DRAW, ISSUE, ACCEPT, ENDORSE, GRANT AND LIEN, or in any other manner sign credit instruments in conformity with Article Nine
(9) of the GENERAL LAW ON TITLES AND CREDIT OPERATIONS; as well as the power to grant bonds or guarantees of any class with respect to obligations contracted by the Corporation or with respect to titles issued or accepted by third parties, the facility having to be exercised in a joint manner utilizing signatures that correspond to any two of the persons in GROUP "A" plus one signature that corresponds to any one of the persons in GROUP "B." GROUP "A" is made up of the following persons: Mssrs. EMILIO FERNANDO AZCARRAGA JEAN, LAWRENCE JACOBS, PABLO ABEL VAZQUEZ ORIA, JACOPO BRACCO, ALFONSO DE ANGOITIA NORIEGA, ROMULO PONTUAL, JOSE ANTONIO BASTON PATINO, JUAN SEBASTIAN MIJARES ORTEGA, and ALEXANDRE MOREIRA PENNA DA SILVA. And GROUP "B" is made up of the following persons: Mssrs. JORGE AGUSTIN LUTTEROTH ECHEGOYEN, SALVI FOLCH VIADERO, RAFAEL CARABIAS PRINCIPE, JOAQUIN BALCARCEL SANTA CRUZ, AND MRS. MARIA AZUCENA DOMINGUEZ COBIAN. The legal representatives, acting in the manner indicated above, shall have the power to confer general or special powers, overseeing the exercise of such power, and revoking the delegation as necessary, on the understanding that the power they delegate with their facilities may not exceed the limits referred to in Article Twenty-One of the Corporate By-Laws.

         b) GENERAL POWER TO UNDERTAKE ACTS OF ADMINISTRATION, COURT APPEARANCES AND COLLECTIONS to be exercised jointly or separately is granted to the following: MSSRS. EMILIO FERNANDO AZCARRAGA JEAN, LAWRENCE JACOBS, PABLO ABEL VAZQUEZ ORIA, JOSE ANTONIO BASTON PATINO, ROMULO PONTUAL, JORGE AGUSTIN LUTTEROTH ECHEGOYEN, JACOPO BRACCO, JUAN SEBASTIAN MIJARES ORTEGA, ALEXANDRE MOREIRA PENNA DA SILVA., SALVI FOLCH VIADERO, RAFAEL CARABIAS PRINCIPE, JOAQUIN BALCARCEL SANTA CRUZ, AND MRS. MARIA AZUCENA DOMINGUEZ COBIAN, with all the general powers and includes the special powers that may require a special power or clause in conformity with the law, under the terms of the first two paragraphs of Article Two Thousand Fifty-four, Article Two Thousand Five Hundred Seventy-four, Article Two Thousand Five Hundred Seven (except for the powers to absolve and articulate positions and implement the cession of goods set forth in Parts IV and V) and Article Two Thousand Five Hundred Ninety-three of the CIVIL CODE in effect for the Federal District and its correlatives in the location in which the power may come to be exercised, so that they may represent the Corporation with all classes of physical or corporate entities or authorities of any order and degree, whether municipal, local or

                                        8

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Federal, tax, judicial, civil, criminal or administrative and in relation to labor or any other aspect, being able to initiate and desist from all types of legal judgments, actions and procedures, whether civil, mercantile, criminal, administrative, contentious or labor in nature, including appeals to superior courts and desisting from such appeals, compromising, receiving payments, presenting positions, bidding and raising bids in auctions, commitments to arbitration, initiating and persisting in suits, incidents, appeals both regular and extraordinary, challenging, accepting denunciations, complaints and criminal accusations and granting the pardon referred to in Article Ninety-three of the CRIMINAL CODE in effect in the Federal District and its correlatives in the location in which the power may come to be exercised, coming to the defense of a civil party with the Public Ministry, as well as to petition compensation for damages arising from a crime, being authorized to sign any public or private documents that may be appropriate for proper compliance with the present powers.

         The legal representatives are empowered as individuals to grant general or special powers, subject to the powers with which they are invested, overseeing the exercise of such powers, as well as revoking them; on the understanding that the powers they delegate may not exceed the limitations referred to in Article Twenty-One of the Corporate By-Laws.

         c) GENERAL POWER TO UNDERTAKE ACTS OF ADMINISTRATION is granted to the following: MSSRS. MIGUEL GUTIERREZ CERVANTES, CARLOS FERREIRO RIVAS, GUILLERMO SANCHEZ PADILLA, JORGE TODD ALVAREZ, MARCO ANTONIO SAUCEDO SALAZAR, RICARDO LEOPOROWSKY RAMOS AND RAMON OROZCO ORRICO, with all the general powers and including the special powers that may require a special power or clause in conformity with the law, under the terms of the second paragraph of Article Two Thousand Fifty-four of the Civil Code in effect for the Federal District and its correlatives in the location in which the power may come to be exercised, subject to the following:

         (i) Any two of the legal representatives, acting jointly, may undertake operations the amount of which does not exceed the sum of US$ 100,000.00 (One hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency; and

         (ii) Acting in conjunction with Mr. PABLO ABEL VAZQUEZ ORIA, any one of the legal representatives may undertake operations the amount of which does exceed the sum of US$ 100,000.00 (One hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency but does not exceed the sum of US$ 500,000.00 (Five hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency.

         These legal representatives thus instituted may not delegate the powers conferred on them and they shall proceed in the exercise of the present power under the terms they judge most appropriate to the interests of the empowering Corporation.

         d) POWER is conferred TO DRAW, ISSUE, ACCEPT, ENDORSE, GRANT AND LIEN, or in any other manner sign credit instruments in conformity with Article Nine
(9) of the GENERAL LAW ON TITLES AND CREDIT OPERATIONS; as well as the power to grant bonds or guarantees of any class with respect to obligations contracted by the Corporation or with respect to titles issued or accepted by third parties, to MSSRS. PABLO ABEL VAZQUEZ ORIA, CARLOS FERREIRO RIVAS and GUILLERMO SANCHEZ PADILLA, which power shall have to be exercised jointly by utilization of the signatures of two of the empowered representative, with the limitation that the empowered representatives may only undertake operations the amount of which does not exceed the sum of US$ 100,000.00 (One hundred thousand dollars zero zero cents legal tender of the United States of America) or its equivalent in national currency. Nevertheless, the empowered representatives acting in the manner established may undertake operations that exceed the aforesaid sum when such operations are related to: (i) payments for advertising;

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         (ii) the acquisition of decoding equipment, receptor antennas and other equipment for installation in the domiciles of the subscribers of the Corporation or its business affiliates; (iii) payments for telephone services;
(iv) payments related to services to relocate antennas; (v) payments to programmers and for the acquisition of all classes of content for transmission;
(vi) payments for the concept of satellite rental; and (vii) other matters considered by the Council of Managers of the Corporation as pertaining to the ordinary course of business.

         e) MSSRS. CARLOS FERREIRO RIVAS, GUILLERMO SANCHEZ PADILLA, FORTINO GARDUNO VALDEZ, MIGUEL GUTIERREZ CERVANTES and Mrs. MARIA AZUCENA DOMINGUEZ COBIAN are granted a SPECIAL POWER so that they can accept and respond to summonses, sign initial and final visit records, receive official communications, sign declarations of Value Added Tax and Income Tax, notices of increases and decreases, sign declarations of the payment of fees that are required in dealing with the various government agencies, whether federal, state or municipal; as well as in order to comply with any other type of fiscal obligation and undertake the procedures involved in dealing with the Secretary of the Treasury and Public Credit and of the Tax Authorities of the Federation, of the States, the municipal governments and the Federal District, of the autonomous fiscal agencies or administrative contention, whether they pertain to the Federation, the States, or the municipalities, in terms of Article Eighteen First Paragraph, Article Nineteen, Thirty-One, One Hundred Twenty-Two, Two Hundred and other related Articles of the Federation Tax Code, and Article Fourteen of the Federation Tax Code Regulations and their correlatives in the Laws of the Treasury Secretariat and the Tax Codes of the States and the Federal District, and Article Eight of the Law of Habeas Corpus. The empowered representatives may request tax refunds when acting in conjunction and with the signature of any of the following: Mssrs. PABLO ABEL VAZQUEZ ORIA, JUAN SEBASTIAN MIJARES ORTEGA, ALEXANDRE MOREIRA PENNA DA SILVA, JORGE AGUSTIN LUTTEROTH ECHEGOYEN, JOAQUIN BALCARCEL SANTA CRUZ or JOSE ANTONIO LARA DEL OLMO, to solicit the return of contributions.

         Within the specialization of the present power, the empowered representatives shall enjoy the broadest of powers for pleas, collection and acts of administration under the terms of the first two paragraphs of Article Two Thousand Five Hundred Fifty-Four (2,554) of the Civil Code in effect for the Federal District and its correlatives in the other States of the Republic of Mexico in which the power may come to be exercised, with all the general powers including those cases that require a special power or clause in accordance with the law.

         These empowered representatives may delegate the powers conferred on them, overseeing their exercise, and revoke the substitutions that they make.

         f) Mssrs. PABLO ABEL VAZQUEZ ORIA, JUAN SEBASTIAN MIJARES ORTEGA, LAWRENCE JACOBS, ALEXANDRE MOREIRA PENNA DA SILVA, ROMULO PONTUAL, JORGE AGUSTIN LUTTEROTH ECHEGOYEN and JACOPO BRACCO, with "A" signatures, and Mssrs. CARLOS FERREIRO RIVAS and GUILLERMO SANCHEZ PADILLA, with "B" signatures, are granted a SPECIAL POWER that must be exercised in conjunction with two "A" signatures or utilizing one "A" signature in conjunction with a "B" signature. Those thus empowered, acting in that manner, may request the opening of current accounts, checking accounts, securities or credits at any credit institution in the name of the Corporation, making deposits and carrying out credit operations in such accounts and disposing of the funds and amounts by payment orders and transfers, checks and any other documents of disposition, as well as designating persons authorized to draw from such accounts and to cancel them when they find it appropriate. Those thus empowered may also release, negotiate, discount, endorse, accept, constitute a lien, collect and pay letters of exchange, promissory notes, insurance policies, checks and other draft or credit documents of a commercial or financial nature and protest such documents for lack of acceptance or payment.

                                       10

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The legal representatives, acting as previously mentioned, can designate those persons who will be empowered to draw against the Corporation's current, securities, credit, investment and checking accounts and to cancel said accounts when they deem advisable, which designation can be vested in one single person, in view of the fact that said empowerment must always be exercised jointly by two legal representatives.

         g.) A SPECIAL POWER is granted indiscriminately in favor of Messrs. PABLO ABEL VAZQUEZ ORIA, CARLOS FERREIRO RIVAS and MIGUEL GUTIERREZ CERVANTES to endorse as if their own and/or in procuration of payment, those promissory notes subscribed by each subscriber when hiring the service or modifying same.

         Within this special power, the legal representatives shall enjoy the most extensive powers TO ENDORSE credit instruments, in harmony with provisions of the ninth (9th) article of THE GENERAL LAW OF INSTRUMENTS AND CREDIT OPERATIONS.

         The legal representatives who are instituted cannot delegate the powers being granted to them and they shall proceed to execute this power under the terms they deem to be the most advisable in the interests of the grantor of this power.

                                   PERSONALITY

         Is accredited by the person appearing in representation of "INNOVA," A LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL, as follows:

         I.- With deed number thirty six thousand forty, granted in this city, on July twenty fifth, nineteen ninety six, before Francisco Javier Gerardo Oliveros Lara, Esq., Notary Public, in charge of Notary Public number seventy-five of the Federal District, registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of the Federal District, by way of which with prior permission granted by the Secretariat of Foreign Relations number zero nine million twenty-five thousand one hundred one, file number nine thousand six hundred nine million twenty-four thousand three hundred twenty-two, `INNOVA," A LIMITED LIABILITY CORPORATION, was incorporated, with a DURATION of NINETY-NINE YEARS, headquartered in MEXICO, FEDERAL DISTRICT, having a Clause Admitting Foreigners, capital stock of FIFTY THOUSAND PESOS, LEGAL CURRENCY, and whose corporate purposes are, among others: a). Promote, incorporate, organize, exploit and hold participation in the capital and patrimony of all kinds of mercantile or civil corporations, associations or industrial, commercial, service, or any other kind of companies, domestic as well as foreign, as well as participate in their administration or liquidation. b).- Purchase, negotiation, custody and divestiture of any kind of securities, stocks, bonds, obligations and in general, credit instruments, securities and shares of mercantile and civil corporations or associations of any kind, domestic as well as foreign.

         II.- With deed number forty eight thousand nine hundred seventy, granted before me, on November eleventh, nineteen ninety six, registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of this city, through which the Minutes taken at the Special General Stockholders Meeting of "INNOVA," A LIMITED LIABILITY CORPORATION, which was held in this city, at nine a.m. on November first, nineteen ninety six were placed into the record, at which, among other agreements made, it was agreed upon to REFORM ALL of the CORPORATE BYLAWS.

         III.- With deed number forty nine thousand one hundred eighty-one, which was passed before me, on the fourteenth day of March, nineteen ninety six, registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of this city, through which the Minutes taken at the Special General Stockholders Meeting of "INNOVA," A LIMITED LIABILITY CORPORATION, which was held in this city, at ten a.m. on March seventh, nineteen ninety six were placed into the record, at which, among other agreements made, it was agreed upon to INCREASE the CAPITAL STOCK to the amount of ONE HUNDRED THOUSAND PESOS, LEGAL CURRENCY; as well as to REFORM ALL of the CORPORATE BYLAWS.

         IV.- With deed number thirty six thousand seven hundred eighty four, granted in this city, on the twentieth day of March, nineteen ninety seven, before Manuel Enrique Oliveros Lara, Esq., Notary Public, who is in charge of Notary Public number one hundred of this Federal District, acting as associate and in recording at Notary Public number seventy five of this city, in charge of which is Francisco Javier Gerardo Oliveros Lara, Esq., registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of the Federal District, through which the resolutions adopted outside of the Meeting were placed into the record by a unanimous vote of the shareholders of the corporation called "INNOVA," A LIMITED LIABILITY CORPORATION, which were adopted on March tenth, nineteen ninety seven, in which, among other resolutions taken up, it was resolved to INCREASE the CAPITAL STOCK with the amount of FOUR HUNDRED TWO MILLION FIVE HUNDRED THOUSAND PESOS, LEGAL CURRENCY, which, when added to the current capital stock of ONE HUNDRED THOUSAND PESOS, LEGAL CURRENCY, will bring the capital stock amount to FOUR HUNDRED TWO MILLION SIX HUNDRED THOUSAND PESOS, LEGAL CURRENCY, reforming to this effect ARTICLE SIX of the CORPORATE BYLAWS.

         V.- With deed number fifty one thousand seventy six, which was passed before me on the twenty second day of December, nineteen ninety eight, which first certificate was registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of the Federal District, through which the Resolutions adopted at the Meeting were placed into the record, which resolutions were adopted with the Shareholders' unanimous consent, granted in writing, of the corporation called "INNOVA," A LIMITED LIABILITY CORPORATION, dated April first, nineteen ninety eight, at which, among other resolutions adopted, it was resolved to ACCEPT TCI DTH Mexico, Inc., as a partner of the company, as a holder of Series B hyphen TWO shares; it was resolved to AUTHORIZE Messrs. EMILIO AZCARRAGA JEAN and CHASE CAREY, each of whom are holders of Series A hyphen Two shares and Series B hyphen Two shares, respectively, the VALUE of each being ONE HUNDRED PESOS, LEGAL CURRENCY, so they may be transmitted to GALAVISION DTH, A LIMITY LIABILITY CORPORATION the first mentioned, and to NEWS DTH (Mexico) Investment, Ltd. the second mentioned; to INCREASE the company's CAPITAL STOCK with the amount of FOUR HUNDRED TWO MILLION SIX HUNDRED THOUSAND PESOS, LEGAL CURRENCY, so it may be increased up to the amount of EIGHT HUNDRED FIVE MILLION TWO HUNDRED THOUSAND PESOS, LEGAL CURRENCY; as well MODIFYING ARTICLE SIX of the CORPORATE BYLAWS, with regards to capital stock.

         VI.- With deed number fifty one thousand seventy seven, which was passed before me on the twenty second day of December, nineteen ninety eight, which first certificate was registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of the Federal District, through which the Resolutions taken up at the Meeting were placed into the record, which resolutions were taken up with the Shareholders' unanimous consent granted in writing of the corporation called "INNOVA," A LIMITED LIABILITY CORPORATION, dated July first nineteen ninety eight, in which, among other resolutions taken up, it was resolved to INCREASE the company's CAPITAL STOCK from the amount of EIGHT HUNDRED FIVE MILLION TWO HUNDRED THOUSAND PESOS, LEGAL CURRENCY, with the amount of TWENTY TWO MILLION FIVE HUNDRED FIFTY THOUSAND PESOS, LEGAL CURRENCY, so it may be increased up to the amount of EIGHT HUNDRED TWENTY SEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND PESOS, LEGAL CURRENCY; as well MODIFYING ARTICLE SIX of the CORPORATE BYLAWS, with regards to capital stock.

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

         VII.- With deed number fifty one thousand seventy-eight, which was passed before me, on the twenty second day of December, nineteen ninety eight, registered in Mercantile Folio number two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of this city, through which the Minutes taken at the Special General Stockholders Meeting of "INNOVA," A LIMITED LIABILITY CORPORATION, which was held in this city, at ten a.m. on July second, nineteen ninety eight were placed into the record, at which, among other agreements made, it was agreed upon to TRANSFORM the CORPORATION into a LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL, and in consequence, to REFORM the CORPORATE BYLAWS COMPLETELY; taken from the aforementioned deed, I copy hereunder the pertinent portions:" Going on to the First Matter on the Agenda, the Chairman pointed out to those present the advisability of transforming the Corporation into a Limited Liability Corporation with Variable Capital, pursuant to Chapter VIII of the General Law of Mercantile Corporations, in which case it would become necessary to completely reform the bylaws which govern the Corporation. Following an extensive exchange of opinions, the shareholders, through a unanimous vote, adopted the following:

                                   RESOLUTIONS

         FIRST.- It is agreed to transform the Corporation into a LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL, pursuant to Chapter VIII of the General Law of Mercantile Corporations, for (sic) hereinafter the Corporation shall be called: "INNOVA," A LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL."

         SECOND.- The Corporation's Bylaws are completely reformed, and their text shall be as follows:

                                     BYLAWS
                                    CHAPTER I
                  DENOMINATION, PURPOSE, DURATION, HEADQUARTERS
                          NATIONALITY AND JURISDICTION

         ARTICLE ONE.- DENOMINATION.

         The Corporation shall be called "INNOVA," which will always be followed by the words "A LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL" or its abbreviation [in Spanish] "S. DE R. L. DE C.V."

         ARTICLE TWO.- CORPORATE PURPOSES

         The Corporation's purposes are:

         a).- Promote, incorporate, organize, exploit and hold participation in the capital and assets of all kinds of mercantile or civil corporations, associations or industrial, commercial, service, or any other kind of companies, domestic as well as foreign, as well as participate in their administration or liquidation.

         b).- Installation, operation and commercial exploitation of public telecommunications networks to provide all kinds of public services, among which are included restricted television and radio services, which are carried out through wires, radio-electricity, optical or physical media or other electromagnetic systems, in any format allowed by technology and of communications systems to provide services of supply, transportation and distribution of signs, pictures, sounds or information of any nature, through systems of modulation, codification or digitalization allowed by technology, in the frequency bands and/or orbital satellite positions assigned to such, except for open television, all of which with previous authorization, permission or concession which might be granted by the pertinent authorities, as well as programming for these same types of networks, stations and communications systems;

         c).- Purchase, negotiation, custody and divestiture of any kind of securities, stocks, bonds, obligations and in general, credit instruments, securities and shares of mercantile and civil corporations or associations of any kind, domestic as well as foreign.

         d).- Contract for or grant loans, granting and receiving their respective guarantees, issue obligations with or without specific guarantee, accept, draw, endorse or back all kinds of credit instruments and grant security or guarantees of any kind with regards to the obligations contracted or to the instruments issued or accepted by third parties;

         e).- Lease, sublease, take and give in commodatum, use, possess, acquire, purchase, sell, construct, repair, divest and operate by means of any legal title all kinds of equipment, warehouses, stores, facilities, offices, rooms, locales and other establishments which are necessary or advisable to carry out the Corporation's purposes, including purchase and disposal of movable and immovable goods and real rights which are considered to be indispensable and that are allowed by law;

         f).- Represent as an agent, intermediary or mediator, dealer, consignee agent, legal representative or attorney for all kinds of domestic or foreign companies or persons;

         g).- Provide and receive all kinds of services or consulting of a technical or administrative character, of supervision, organization, marketing, research, development, engineering, legal and general, any kind of service related to industrial or commercial activities of companies, corporations and associations, whether in the Mexican Republic or abroad.

         h).- Produce and use works that are susceptible to protection of intellectual rights and other rights, as well as acquiring or transmitting ownership of rights to same and perform all legal actions in this field;

         i).- Produce, acquire, exercise, use and transmit industrial property rights;

         j).- Obtain, acquire, transmit, use, register, negotiate and grant the use or enjoyment of all kinds of permits, licenses and concessions;

         k).- Execute all kinds of acts and enter into agreements or contracts of any nature, that may be related to the aforementioned purposes.

         ARTICLE THREE.- DURATION.

         With the exception of what is provided in article twenty-seven of these bylaws, the corporation's duration is NINETY-NINE YEARS, counted as of the date of signing the articles of incorporation.

         ARTICLE FOUR.- HEADQUARTERS.

         The Corporation's headquarters is MEXICO CITY, FEDERAL DISTRICT; however, the corporation can set up agencies, branches, offices, facilities and any other dependency at any place in the Mexican Republic or abroad and submit to elected domiciles, without it being deemed that the corporation headquarters have changed.

         ARTICLE FIVE.- NATIONALITY.

         Current or future foreign shareholders in this corporation are formally bound by the Federal Government through the Secretariat of Foreign Relations to be considered as nationals with regards to the shares of this corporation that they may acquire or of which they may be holders, as well with regards to the goods, rights, concessions, participation or interests of which this corporation is a holder or which might derive from the rights or obligations of the contracts to which the corporation itself is a party, with

Mexican authorities, and to not invoke, therefore, the protection of their Governments, under penalty of, otherwise, losing the shares that they might have acquired in favor of the Nation.

                                   CHAPTER II
                     CAPITAL STOCK, SHARES AND SHAREHOLDERS

         ARTICLE SIX.- CAPITAL, SHARES AND SHAREHOLDERS

         Capital stock is variable. Minimum or fixed capital is the amount of EIGHT HUNDRED TWENTY SEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND PESOS, ZERO ZERO SLASH ONE HUNDRED, LEGAL CURRENCY, totally subscribed and paid for. The variable capital is unlimited.

         The shares into which the capital stock is divided can be of unequal value but in any case they will be of ONE HUNDRED PESOS, ZERO ZERO SLASH ONE HUNDRED, LEGAL CURRENCY, or a multiple of this amount.

         The shares which are representative of the minimum or fixed capital shall be identified as Class "I" shares and the shares which are representative of the variable capital shall be identified as Class "II" shares. The shares which are representative of the minimum or fixed capital (Class "I") and the shares which are representative of the variable capital (Class "II") shall be divided in turn into two series, each of which with two Sub-Series with the corporate rights and obligations that are mentioned in these bylaws, as follows:

         a) Series "A" shall be comprised of Sub-Series A hyphen one and A hyphen two and shall be made up of ordinary shares, which shall initially represent sixty percent of the total capital stock. Series "A" shares shall only be subscribed by individuals of Mexican nationality and, therefore, the corporation shall not admit foreign investors as shareholders of series "A" shares.

         b) Series "B" shall be comprised of Sub-Series B hyphen one and B hyphen two and shall be made up of ordinary shares, which shall initially represent forty percent of the total capital stock. Series "B" shares shall be of free subscription, and can therefore by acquired by Mexican investors or by foreign natural persons or legal entities, or by persons, companies or entities that are included in Article Two Fraction III of the Foreign Investment Act.

                                   CHAPTER IV
                              SHAREHOLDERS MEETINGS

         ARTICLE FOURTEEN.

         Shareholders will have the right to participate in Shareholders Meetings whether by personal attendance or by a legally-accredited representative through a simple proxy letter signed by two witnesses. The Shareholders Meeting is the Corporation's Supreme Body and its resolutions shall be binding on all shareholders, including absent or dissident shareholders. In any case, absent or dissident Shareholders shall enjoy the rights that are granted to them under Articles Thirty-Eight and Forty-Two, pursuant to the terms of Article Eighty-Six of the General Law of Mercantile Corporations.

         ARTICLE FIFTEEN.

         The following matters are reserved exclusively for resolution by the Shareholders Meeting pursuant to the terms provided in these Bylaws:

         a.- Discuss, approve, modify or reject the financial statements published at the close of each corporate year, in accordance with what is established in Article Twenty-Four of these corporate bylaws and adopt consequently resolutions in this regard.

         b.- The determination to pronounce or pay all dividends or distribute cash, assets or any other property.

         c.- Appoint and remove the Board of Managers, in accordance with what is established in Article Sixteen of these bylaws as well as appoint and remove a Board of Managers Executive Committee, indicating what its powers and obligations are.

         d.- Make decisions regarding splitting and redemption of shares in accordance with what is provided in these bylaws.

         e.- To require shareholders, if applicable, supplementary contributions and accessory assistance that are not contemplated in the approved annual budget or the business plan;

         f.- Issuance of certificates, bonds, subscription rights, purchase options or any other security or instrument that is redeemable, exercisable or convertible in shares of the Corporation.

         g.- Consent to assigning shares and in admitting new shareholders in accordance with what is provided in Article Eight of these bylaws.

         h.- Modify the corporate contract.

         i.- Make decisions on increasing or decreasing the capital stock or sales of the Corporation's shares, except as provided for in each case in these bylaws or any Annual Budget or Business Plan.

         j.- Make decisions regarding liquidating the corporation, in accordance with what is established in Article Twenty-Seven.

         k.- Designate the Corporation's liquidators, pursuant to Article Twenty-Eight of these Bylaws.

         l.- Issue any bonds.

         m.- Make decisions with regards to transforming, merging or splitting off the corporation.

         ARTICLE SIXTEEN.

         With regards to the Shareholders Meeting, the following rules will be observed:

         a).- Except as established in these corporate bylaws, the Shareholders Meetings may be held at any time.

         b).- The shareholders shall hold Meetings at least once per year within the first four months following the close of the corporate year.

         c).- All Shareholders Meetings shall be held at the corporate headquarters, except for fortuitous circumstances or force majeure.

         d).- Notices of meetings shall be issued by any of the members of the Board of Managers, or in accordance with provisions in articles eighty one and eighty two of the General Law of Mercantile Corporations.

         e).- Notices of meetings shall contain at least the date, time, place and Agenda for the Meeting and will be signed by the member of the Board of Managers who issues the notice.

         f).- Except as established in sub-paragraph g) which follows this article, notices of shareholders meetings shall be performed at least fifteen calendar days prior to the date of the meeting through personal delivery or by telex or facsimile, delivery by courier or any other means which ensures that it will be received at the latest address or telex or facsimile number that said persons have advised in writing to the Corporation's Board of Managers. It is understood that those shareholders whose addresses are abroad may send to the Board of Managers a second address or telex or facsimile number in the Mexican Republic, to which a copy of the notice shall be sent.

         g).- Any Shareholders Meeting can be held without the need of prior notification if the shareholders of the total amount of shares with voting rights are present or represented at said Meeting at voting time;

         h).- Except in the case where express judicial order exists contrariwise, only those physical or legal persons whose names are recorded in the special shareholders' book shall be recognized as shareholders of the corporation, with the purpose of attending any Shareholders Meeting, and said record shall suffice to allow said persons admittance to the Meeting.

         i).- The Chairman of the Board of Managers shall preside over all shareholders meetings. Additionally, the Secretary of the Board of Managers shall act as Secretary at all shareholders meetings. Absences of the Chairman and Secretary of the Board of Managers shall be filled in by any of the Substitute Board Members designated by the same series that designated them. Failing this, by the person or persons who, by a simple majority of votes designate the shareholders who are present or represented at the meeting.

         j).- The person who presides over a Shareholders Meeting shall appoint one or more scrutineers who will be charged with counting the shares and the proportion that each one covers in the capital stock, as well as the number of votes that each shareholder has the right to cast.

         k).- So that a quorum exists at a Shareholders Meeting held pursuant to a first notification, the majority of subscribed and paid capital stock must be present or represented at said meeting, but in any case, in that majority Sub-Series A hyphen one shareholders and Sub-Series B hyphen one shareholders must be present or represented.

         At a second or subsequent notification for the same meeting, a quorum will exist and the meeting will be declared as legally convened, if the majority of the issued shares which comprise the capital stock are present or represented. In no event can resolutions relating to any of the matters that are described in Article Fifteen of these bylaws be adopted without the favorable vote of the total number of Sub-Series A hyphen one shareholders and Sub-Series B hyphen one shareholders.

         l).- Once it has been verified that the required quorum does exist, the person who is presiding shall declare that the meeting is legally convened. Additional matters can be added to the Agenda of a meeting only if it has been approved by one hundred percent of the shareholders of wholly subscribed and paid shares of capital stock.

         m).- The shareholders shall have the right to cast a vote for each paid ONE HUNDRED PESOS, ZERO ZERO SLASH ONE HUNDRED, LEGAL CURRENCY, that covers his or her share, at any Shareholders Meeting or in any Shareholder resolution for which no meeting is required.

         n).- Except as provided in these bylaws, resolutions from legally convened Shareholders Meetings shall be valid when they have been adopted by the majority of the votes of shareholders who are present or represented. Any resolution related to matters included in Article Fifteen of these bylaws will be valid only if it is adopted by a favorable vote of all Sub-Series A hyphen one and Sub-Series B hyphen one shareholders.

         o).- All resolutions related to any of the matters to which Article Fifteen of these bylaws refers, as well as any other resolution which by law falls to the Shareholders Meeting, adopted by a unanimous vote of the shareholders, outside of the Meeting, shall be valid and hold the same force and legal effects as a resolution that has been adopted at a Shareholders Meeting, which shall be subject to written confirmation of the Shareholders. The individual presenting a resolution, which would otherwise require holding a Shareholders Meeting, will send the text of the proposed resolution in writing to each of the shareholders, for their approval. Said text must be delivered to each one of the shareholders under the same terms established for notices of Shareholders Meetings. The document which contains written confirmation of each of the shareholders must be sent to the Chairman or the Secretary of the Board of Managers of the Corporation, who shall transcribe the respective resolutions in the pertinent minutes book and will certify that said resolutions were adopted pursuant to this Article Sixteen. If the Corporation does not receive a written vote from a member within the thirty natural days following delivery or sending of said text he or she will be deemed as having voted against the proposed resolution. All costs incurred in sending the text of proposed resolutions and of shareholders voting will be taken on by the Corporation. In every case, the provisions of the second paragraph of Article eighty-two of the General Law of Mercantile Corporations shall be applied.

         p).- Minutes for each shareholders meeting shall be prepared as well as for each resolution of shareholders not requiring a meeting, which shall be duly transcribed in the minutes book, which will be signed by at least the Chairman and the Secretary of the meeting or by the Board of Managers. If for any reason a duly convened shareholders meeting were not held, this fact and the reason why it was not held shall be written in the minutes book.

                                   CHAPTER V
                            CORPORATE ADMINISTRATION

         ARTICLE SEVENTEEN

         a).- Except for those matters that by law are expressly reserved to the shareholders meeting, the Board of Managers shall be in charge of corporate administration, which shall have the necessary authority so as to carry out actions that are in compliance with corporate purposes.

         b).- The corporation's Board of Managers shall be comprised of ten members, of which six shall be appointed by the shareholders of Sub-Series A hyphen one shares and four shall be appointed by the shareholders of Sub-Series B hyphen one shares.

         c).- The Board of Managers shall elect a Board Member to occupy the position of Chairman and one Board Member to occupy the position of Vice-Chairman. If the Chairman is designated from among the board members who are appointed by the shareholders of Sub-Series A hyphen one shares, the Vice-Chairman shall be elected from among the board members elected by the shareholders of Sub-Series B hyphen one shares and vice-versa. The Board Members may or may not be shareholders. The board members' positions shall have the titles that are approved by the Meeting.

         d).- Up to ten substitutes can be designated, of which six shall be appointed by Sub-Series A hyphen one shareholders, and four shall be designated by Sub-Series B hyphen one shareholders. The Substitute Board Members will take up their functions to substitute for the absences of any of the Statutory Board Members designated by the same Sub-Series of shares that designated them.

         e).- Additionally, the Board of Managers shall elect a Secretary from among its own members, a Substitute Secretary and a Pro-Secretary. In any case, the Secretary as well as the Substitute Secretary must be designated by the same Sub-Series of board members that had elected the Vice-Chairman.

         Designation of the Pro-Secretary will be made from among the same board members belonging to the Sub-Series that corresponds to the Chairman of said body.

         Absences of the Secretary at meetings or at sessions of the Board of Managers shall be substituted by the Substitute Secretary and, only in the event he or she is absent, by the Pro-Secretary of the Board of Managers.

         f).- All Board Members shall remain in their positions until their respective successors have been elected and take up their positions in accordance with the terms of these corporate bylaws.

         g).- Any board member may be removed from his position at any time, with or without just cause by a resolution at a shareholders meeting, wherein an affirmative vote by those shareholders who belong to the Sub-Series that had appointed him or her is indispensable;

         h).- Except for an agreement by the Shareholders Meeting which is contrary, adopted pursuant to Article Fifteen of these bylaws, no Board Member shall have the right to receive any type of payment or compensation from the corporation, including consulting fees or any other compensation which stems from their participation in the Board of Managers or in carrying out their functions.

         i).- The Chairman of the Board will take care that these bylaws and corporate regulations are complied with, as well as due execution of resolutions adopted by the meeting or the board itself. The Chairman shall not have a casting vote in the event of a tie.

         j).- The Secretary, the Pro-Secretary and the Substitute Secretary of the Board of Managers, as well as the special managers, those to whom the Board of Managers agrees to grant powers pursuant to Article Twenty-One, shall hold legal representation of the Board of Managers before any physical or legal person, or before all kinds of authorities of any order and degree, whether municipal, state or federal, fiscal, judicial, civil, criminal, administrative, labor or any other kind, in all conflicts, arbitration and trials to which the corporation is a party and they will enjoy the authority that is mentioned in article nineteen of these bylaws. Consequently, the Chairman and the remaining members of the board of managers are not authorized to represent the board or the corporation in any conflict, arbitration or trial to which the corporation is a party.

         ARTICLE EIGHTEEN.

         The Board of Managers shall have the most extensive powers so as to enter into all contracts and carry out all actions and operations that by law or under these bylaws are not reserved exclusively to the shareholders meeting, to administrate and direct the corporation's affairs, to comply with the corporation's corporate purposes and to legally represent the corporation before any judicial, criminal, labor or administrative person or authority, whether federal, state or municipal, with as much authority as allowed by law, including without limitation, those mentioned in the following points, except for powers delegated to the Secretary, the Pro-Secretary and the Substitute Secretary and to the special managers and which are cited in article nineteen of these bylaws:

         a. Administrate the corporate businesses and goods, with extensive power of administration pursuant to the terms of article two thousand five hundred fifty-four, second paragraph, of the Civil Code for the Federal District or those correlated in the place where being exercised;

         b. Exercise acts of ownership with regards to the corporation's movable and immovable goods or of its real or personal property rights, pursuant to the terms mentioned in paragraph three of article two thousand five hundred fifty-four of the Civil Code for the Federal District or those correlated in the place where being exercised.

         c. Administrate the corporation's businesses and its movable and immovable goods, with general power for litigation and collections, with all general powers and even special powers that due to law require a special power or clause, pursuant to the terms mentioned in first paragraph of article two thousand five hundred fifty-four and two thousand five hundred eighty-seven, except for the power mentioned in its fraction IV, of the CIVIL CODE in force for this Federal District and those correlated in the remaining States of the Mexican Republic or abroad where exercised, for which it shall represent the corporation before any physical or legal person, or before all kinds of authorities of any order and degree, whether municipal, state or federal, fiscal, judicial, civil, criminal, administrative, or any other kind, before all conciliatory boards and conciliatory and arbitration boards, whether federal or local and all other labor authorities and before arbitrators.

         d. File complaints, lawsuits and criminal accusations and grant the pardon to which article ninety-three of the PENAL CODE refers, in effect for the Federal District and those correlated in the remaining States of the Mexican Republic where exercised, contribute as a civil party with the Attorney General's office, as well as demand remedy for damages occurring from crimes.

         e. Intent and desist from all kinds of trials, challenges, incidents, resources and ordinary and special appeals, actions and proceedings whether civil, mercantile, criminal, administrative, contentious and labor-related, including promoting or desisting from restraining orders.

         f. Make assignment of goods, compromise, receive payments, present positions, and make bids and higher bids at auctions, compromise in arbitration.

         g. Draw, accept, endorse, grant and back, or in any other way subscribe credit instruments, pursuant to provisions in Article Nine of the General Securities and Credit Operations Act.

         h. Contract or confer loans, granting and receiving pertinent guarantees; issue obligations with or without specific guarantee, accept, draw, endorse and back all kinds of credit instruments and grant bonds or guarantees of all kinds, with regards to obligations contracted by the corporation or regarding securities issued and accepted by third parties.

         i. Contribute movable and immovable goods to other corporations and subscribe stocks or take participation or shares in other corporations.

         j. Appoint and remove directors, officials and attorneys whenever necessary in order to give due attention to corporate affairs, pointing out what their functions, duties and compensation will be.

         k. Grant and revoke powers which are deemed advisable, with or without substitution rights, being able to grant in same the authorities that these bylaws confer upon the Board of Managers in its case, [illegible] its exercise.

         l. Make decisions regarding all matters regarding acquisition or sale of stocks, bonds and securities by the corporation, regarding the corporation's participation in other companies or corporations and regarding acquisition, construction or sale of property.

         m. Execute agreements made at meetings, delegate their functions to one or several of the board members, corporate officials or attorneys that to such effect are designated, for them to exercise these functions in the business or businesses and under the terms and conditions that said Board indicates.

         n. Determine expenditures.

         o. Publish financial statements.

         p. Convene meetings.

         q. In general, carry out whatever actions and operations are necessary or advisable for the corporation's purposes, with the exception of those which are expressly reserved by Law or by these bylaws to the general meeting.

         The general meeting can limit or regulate said powers. No member of the Board of Managers can exercise, jointly or separately, any of the powers that are listed in this article, except when expressly authorized by the Board of Managers or the Shareholder's Meeting.

         ARTICLE TWENTY

         a).- The Board of Managers shall meet at the Corporation's headquarters or at any other place as determined by the Board of Managers, at least once a year. The meetings may be called by the Chairman or Vice-Chairman of the Board of Managers.

         b).- Calls to the meeting shall be notified by certified mail, facsimile with acknowledgement of receipt, delivery by messenger or courier, or by any other means which ensures that same will be received, to the address or telex or facsimile number that the Board Members have advised in writing to this effect, at least ten natural days prior to the meeting date and will contain the agenda, the date, place, time of the meeting, and must be signed by the one making them. The board members whose addresses are abroad can provide a second address or telex or facsimile number in the Mexican Republic, to which a copy of the call to meeting will be sent.

         c).- When all members of the Board of Managers are present and in agreement with the day's agenda, it will not be necessary to go through all formalities for notifying that the meeting will be held as referred to in the foregoing paragraph.

         d).- Meetings of the Board of Managers will take into consideration and adopt resolutions only with regards to matters that are indicated on the day's Agenda. At the first call for meeting, matters may be included in the day's Agenda upon request by any of the board members, provided that said inclusion is unanimously approved by all board members who are present, at a second or subsequent call to meeting, the day's Agenda for the first call to meeting cannot be modified.

         e).- Quorum will exist at any session of the Board of Managers which meets as a consequence of a first call to meeting, when the majority of its members are gathered, and provided that at least two board members who are designated by Sub-Series A hyphen ONE shareholders and two board members who are designated by Sub-Series B hyphen ONE are present. In the event of a second or subsequent call to meeting, quorum will exist and the session will be declared legally installed if the majority of the board members are present.

         f).- Each board member shall have the right to one vote and the Chairman shall not have a casting vote in the event of a tie.

         g).- Resolutions of the Board of Managers will be valid if they are adopted by a favorable vote of at least the majority of board members who are present at the session. In the event of a tie for any of the matters mentioned in this article Twenty, the respective matter will be resolved pursuant to what is provided in Article Thirty of these bylaws.

         h).- However, a favorable vote of at least two Board Members who are designated by Sub-Series A hyphen ONE shareholders and two board members who are designated by Sub-Series B hyphen ONE shareholders will be required in order for the resolutions that are adopted by the Board of Managers to be deemed validly adopted, with regards to the matters referred to in Article Twenty-One, whether they correspond to the Corporation or to any of its subsidiaries.

         i).- Any resolution that is adopted by a unanimous vote of the members of the Board of Managers shall be valid even if it were adopted outside of said body's session, subject to written confirmation by the Board Members.

         ARTICLE TWENTY-ONE

         When the Board of Managers is called to meet to deliberate regarding any of the matters that are listed hereunder, in order for the agreements to be valid, a favorable vote of at least two board members who have been appointed by Sub-Series A hyphen ONE shareholders and two board members who are designated by Sub-Series B hyphen ONE shareholders is required, regardless of which call to meeting is involved:

         ONE. Appoint and remove the Corporation's General Executive Director, indicating what his or her powers, duties and compensation are to be. The General Executive Director will be the highest-ranking official who will be in charge of the Corporation's day-to-day operations and administration, as well as those of its subsidiaries. The General Executive Director shall be responsible before the Board of Managers and shareholders meeting for drawing-up and adequately applying the annual budget and the business plan. Said official will be appointed as proposed by the shareholders of Sub-Series A hyphen ONE shares, and the appointment will be subject to the approval by the shareholders of Sub-Series B hyphen ONE shares.

Shareholders of Sub-Series A hyphen ONE and B hyphen ONE shares may, through mutual agreement, demand the removal of the General Executive Director, and the shareholders of Sub-Series A hyphen ONE shares, as well as the shareholders of Sub-Series B hyphen ONE shares, can, with just cause, demand the removal of the Corporation's General Executive Director and the Board of Managers will be subject to and will be bound to adopt the pertinent resolution arising from the said shareholders' decision.

         TWO. Appoint and remove the Corporation's Executive Director of Finances and Administration, indicating what his or her powers, duties and compensation are to be. The Executive Director of Finances and Administration will be the highest-ranking official with regards to the Corporation's financial operations, and will be directly responsible for applying the annual budget, the Corporation's finances and treasury, as well as those of its subsidiaries. The Executive Director of Finances and Administration shall be responsible before the Board of Managers and shareholders meeting for drawing-up and adequately applying the annual budget and the business plan. Said official will be appointed as proposed by the shareholders of Sub-Series A hyphen ONE shares, and the appointment will be subject to the approval by the shareholders of Sub-Series B hyphen ONE shares. Shareholders of Sub-Series A hyphen ONE and B hyphen ONE shares may, through mutual agreement, demand the removal of the Executive Director of Finances and Administration, and the shareholders of Sub-Series A hyphen ONE shares, as well as the shareholders of Sub-Series B hyphen ONE shares, can, with just cause, demand the removal of the Corporation's Executive Director of Finances and Administration and the Board of Managers will be subject to and will be bound to adopt the pertinent resolution arising from the said shareholders' decision.

         THREE. Selection of local distributors and the contract terms for said distributors, or the approval of a general scheme of distribution, and any modifications to same aside from: (i) matters contained in the Annual Budget and
(ii) day-to-day operating decisions considered by the Board as the responsibility of the General Executive Director's administration.

         FOUR. Approval of pricing, composition of service packages; as well as any other matter that is considered to be of great importance with regards to programming subscription services and with regards to channels that are transmitted through public telecommunications networks to provide restricted television services via satellite, (i) that are provided in the Annual Budget,
(ii) that in the opinion of the Board of Managers are considered to be normal operating decisions, within the realm of the General Executive Director's powers and (iii) with regards to programming, as may be approved by the Board of Managers or the Board's Committee pursuant to this Article Twenty-One or in accordance with what is agreed upon by shareholders of Sub-Series A hyphen ONE and of Sub-Series B hyphen One shares, in any other instrument.

         FIVE. Entering into any contract, (i) whose validity is greater than three years, or (ii) whose total estimated amount to be paid by the Corporation or by any of its subsidiaries exceeds the amount of One Million dollars, legal tender of the United States of America, "or its equivalent in legal currency," except for: (x) those contracts which are deemed by the Board to be of normal business dealings; (y) those provided or approved in any Annual Budget; or (z) with regards to programming, which are approved by the Board of Managers or by a Committee of said body, pursuant to this Article Twenty-One, or in accordance with what is provided by any other contract entered into between the Sub-Series A hyphen ONE shareholders and the Sub-Series B hyphen ONE shareholders.

SIX. (i) Contract for credits or take out loans on behalf of the Corporation, or on behalf of any of its subsidiaries, including without any limitation, granting any guarantee for the loan's disposal, as well as releasing, accepting, endorsing, granting, guaranteeing or in any other way subscribing credit instruments in accordance with article nine of the General Securities and Credit Operations Act, (ii) granting loans by the corporation or by any of its subsidiaries, or (iii) imposing or consent regarding any lien on the corporation's assets or assets of any of its subsidiaries, except for contracting credit, granting loans or creation of or consent to any lien that has been (x) provided in the Annual Budget or (y), which in an action or a series of related actions, do not exceed One million dollars zero zero slash one hundred, legal tender of the United States of America, or its equivalent in Legal Currency.

         SEVEN. Sale or transmission of any instrument, from the corporation's assets or from the assets of any of its subsidiaries, aside from (i) sales which are deemed by the Board to be in the normal course of corporate businesses, (ii) sales which have been provided in any Annual Budget or (iii) sales of obsolete equipment or assets which collectively do not exceed the amount of One hundred thousand dollars zero zero slash one hundred, legal tender of the United States of America, or its equivalent in Legal Currency.

         EIGHT. Purchase, lease or acquisition of assets, which in a single operation or as a result of a series of transactions, cause the corporation to disburse a collective amount that exceeds One million dollars zero zero slash one hundred, legal tender of the United States of America, or its equivalent in Legal Currency, with the exception of: acquisitions that had been considered in the Annual Budget.

         NINE. Acquisition, investment, merge or co-investment with any corporation or entity, that is not a wholly-owned subsidiary of the Corporation whether it be through the corporation itself or through any of its subsidiaries, except as provided in the Annual Budget;

         TEN. Initiate or file lawsuits, trials, actions, proceedings, litigations, including disagreements of a fiscal nature, by the corporation as well as by any of its subsidiaries, as well as determinations regarding any conciliation or settlement, when the amount involved is greater than One hundred thousand dollars zero zero slash one hundred, legal tender of the United States of America, or its equivalent in Legal Currency.

         ELEVEN. Designating or dismissing the corporation's outside auditors, as well as adopting or modifying any accounting principle or fiscal practice that is substantial in nature whether by the Corporation or by any of its subsidiaries; except for any designation, dismissal, adoption or modification that is made in a temporary way by the controlling corporation of the shareholders of Sub-Series A hyphen ONE shares.

         TWELVE. (i) Approval of the corporation's legal advisers and/or those of any of its subsidiaries, proposed by the General Executive Director, prior to his or her designation and (ii) dismissal of the corporation's legal advisers and/or those of any of its subsidiaries. The General Executive Director shall also have the power to dismiss the corporation's legal advisers or those of any of its subsidiaries.

         THIRTEEN. Make any decision with regards to any liquidation, settlement or disagreement stemming from an adjustment from the corporation's fiscal auditor or of any of its subsidiaries, that involves an amount that is greater than One hundred thousand dollars zero zero slash one hundred, legal tender of the United States of America, or its equivalent in Legal Currency.

         FOURTEEN. Approval of the corporation's main headquarters location and that of all of its subsidiaries.

         FIFTEEN. Entering into contracts or business dealings between the corporation or any of its subsidiaries with any of the Corporation's or any of its subsidiaries' shareholders, except as established in the Annual Budget and with regards to programming, except what is approved by the Board of Managers or the Committee thereof, in accordance with this Article Twenty-One or with what is provided in any contract entered into among shareholders of Sub-Series A hyphen ONE and B hyphen ONE shares.

         SIXTEEN. Approval of all decisions regarding any of the matters established in article Fifteen of these bylaws related to any of the Corporation's subsidiaries.

         SEVENTEEN. Approve the Business Plan and any substantial modification of same ("Business Plan" means the initial business plan and the Corporation's projects that have been approved by the shareholders, as well as all modifications of the plan that are approved pursuant to this Article Twenty-One of the bylaws.

         EIGHTEEN. Approval of the Annual Budget and all modifications of same ("Annual Budget" means the Corporation's initial annual budget, comprised in the Business Plan and every subsequent annual budget that is approved pursuant to this article twenty-one, or what is contemplated in any contract entered into between the Sub-Series A hyphen ONE and the Sub-Series B hyphen ONE shareholders);

         NINETEEN. Approval of waiver or modification of any clause of substantial importance of any contract that requires the Board's approval pursuant to this Article.

         TWENTY. Incorporation, formation, acquisition or organization of subsidiaries or co-investments by the corporation or by any of its subsidiaries.

         TWENTY-ONE. The resolution to file a lawsuit before a competent Judge requesting bankruptcy or discontinuance of the corporation's payments or those of any of its subsidiaries.

         TWENTY-TWO. Granting or revoking powers; and

         TWENTY-THREE. Entering into any consulting contract or series of contracts, whether they be oral or written, that (i) are not entered into with a third party at market value, (ii) have a duration of more than one year or (iii) establish (or in accordance with their terms could result in) expenditures by the corporation or by any of its subsidiaries in an amount that collectively exceeds the amount of Two hundred fifty thousand dollars zero zero slash one hundred, legal tender of the United States of America, or its equivalent in Legal Currency.

         VIII.- With deed number Fifty-one thousand seventy-nine, granted before me on the twenty second day of December, nineteen ninety eight, which first certificate was registered in the Mercantile Folio number Two hundred thirteen thousand two hundred twenty-three of the Public Registry of Property and Commerce of the Federal District, by which the General Shareholders Meeting of "INNOVA," A LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL was entered into the record, which meeting was held in this city, at nine a.m. on the seventeenth day of July, nineteen ninety eight, at which, among other agreements made, it was agreed upon to INCREASE the CAPITAL STOCK in its VARIABLE PART to the amount of FIVE THOUSAND ONE HUNDRED SEVENTY TWO MILLION TWO HUNDRED FIFTY THOUSAND PESOS, LEGAL CURRENCY. Taking into consideration the fact that the minimum or fixed capital is EIGHT HUNDRED TWENTY SEVEN MILLION SEVEN HUNDRED FIFTY THOUSAND PESOS, LEGAL CURRENCY, the capital stock increased to the amount of SIX BILLION PESOS, LEGAL CURRENCY.

         IX.- With the resolutions that have been entered into the record.

         The person appearing states, under protest to tell the truth, that the company being represented enjoys legal capability and that the powers enjoyed have not been revoked nor limited in any way, that what is stated in the resolutions that are being entered into the record faithfully agree with reality, that the signatures that appear next to the resolutions that are being entered into the record are authentic and belong to the individuals to whom they are attributed, and that the provisions of the Foreign Investment Act and its Regulations have been complied with.

         RELEVANT PARTICULARS.- The person appearing manifested that she holds Mexican nationality, through birth, as her parents' nationality, which she still holds, native of this city, where she was born on the thirtieth day of July, nineteen fifty seven, married, Executive located at Avenida Vasco de

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Quiroga number two thousand, Building A, third floor, Colonia Zedec Santa Fe,
Alvaro Obregon Delegation, postal code zero one thousand two hundred ten, in this Federal District.

         I THE NOTARY PUBLIC ATTEST: I.- That I know the person appearing and that in my judgment she holds legal capability to make contracts and be bound, since there is nothing to indicate otherwise; II.- That with regards to [illegible] insert faithfully agrees with the original documents that I have seen and to which I refer; III.- That I have no indication whatsoever that the document entered into the record is false; IV.- That I advised the person appearing of the right she has to personally read the deed, and to have its content explained by the undersigned notary public; V.- That I ILLUSTRATED, READ AND EXPLAINED this deed to the person appearing, who being made aware of its value, the legal consequences and scope of its content, manifested her agreement and full understanding of same, signing in witness thereof on the thirteenth day of the month in which it was granted.- Whereupon I DEFINITIVELY AUTHORIZE this deed which complies with all legal requirements.

         MRS. MARIA AZUCENA DOMINGUEZ COBIAN.- (SIGNED).
         RAFAEL MANUEL OLIVEROS LARA, ESQ.- (SIGNED).
         THE SEAL OF AUTHORIZATION.

                 "ARTICLE TWO THOUSAND FIVE HUNDRED FIFTY-FOUR"

         In the case of all general powers for Lawsuits and Collections, it will suffice to say that they are granted with all general and special powers that require a special clause pursuant to the Law, so they may be deemed to be conferred without any limitations whatsoever.

         In the case of general powers for administering property, it will suffice to say that they are granted with this purpose so that the legal representative will have all kinds of administrative powers.

         In the case of general powers to exercise acts of ownership, it will suffice that they are granted with this purpose so that the legal representative will have all ownership powers, with regards to property as well as to carry out all kinds of actions, so as to defend them.

         When the powers of the legal representatives in the three aforementioned cases are to be limited, said limitations shall be written, or the powers shall be special.

         Notary publics shall insert this article in the certificate section of powers they grant.

THIS IS THE THIRD CERTIFICATE OF THE ORIGINAL THAT IS ISSUED FOR "INNOVA" A LIMITED LIABILITY CORPORATION WITH VARIABLE CAPITAL, IN ORDER TO ATTEST TO THE FACT THAT THE RESOLUTIONS ADOPTED BY UNANIMOUS VOTE OUTSIDE THE SHAREHOLDERS ASSEMBLY OF THE MENTIONED CORPORATION HAVE BEEN ENTERED INTO THE RECORD, AND THAT THEY ARE CONTAINED HEREIN.- IT IS COMPARED AND CORRECTED IN TWENTY-FIVE USEFUL PAGES, PURSUANT TO THE LAW.- IN MEXICO CITY, ON JUNE THIRTEENTH OF THE YEAR TWO THOUSAND TWO.- I ATTEST.

DOCUMENT No. 55,871
BOOK No. 1,151

[LIC. RAFAEL MANUEL OLIVEROS LARA NOTARY PUBLIC DISTRICT MEXICO UNITED MEXICAN STATES SEAL]

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